Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is

Wyoming                                                  .

2.)	The jurisdiction immediately prior to filing this Certificate is Wyoming .

3.)	The date the Non-Delaware Corporation first formed is 01/26/1966 .

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is U.S. Energy Corp. .

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is

U.S. Energy Corp.                                    .

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 3rd day of August, A.D. 2022.

By:	/s/ Ryan Smith

Name:	Ryan Smith
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Title:	CEO
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